EXHIBIT 99.1
CDW Reports Second Quarter 2025 Earnings

(Dollars in millions, except per share amounts and percentage)	Three Months Ended June 30,			Six Months Ended June 30,
	2025	2024	Percent Change	2025	2024	Percent Change
Net sales	$5,976.6	$5,423.4	10.2	$11,175.7	$10,296.1	8.5
Gross profit	$1,241.2	$1,183.1	4.9	$2,363.5	$2,246.4	5.2
Gross profit margin	20.8%	21.8%		21.1%	21.8%
Operating income	$420.2	$433.1	(3.0)	$781.6	$761.1	2.7
Operating income margin	7.0%	8.0%		7.0%	7.4%
Non-GAAP operating income[1]	$519.7	$510.3	1.8	$963.7	$913.8	5.5
Non-GAAP operating income margin[1]	8.7%	9.4%		8.6%	8.9%
Net income	$271.2	$281.1	(3.5)	$496.1	$497.2	(0.2)
Non-GAAP net income[1]	$343.7	$338.8	1.4	$630.2	$599.6	5.1
Net income per diluted share	$2.05	$2.07	(1.2)	$3.73	$3.66	1.9
Non-GAAP net income per diluted share[1]	$2.60	$2.50	3.9	$4.74	$4.41	7.4
Average daily sales[2]	$93.4	$84.7	10.2	$88.0	$80.4	9.4
[1] Non-GAAP measures used in this release that are not based on accounting principles generally accepted in the United States of America ("US GAAP") are each defined below and reconciled to the most directly comparable US GAAP measure in the attached schedules.

[2] Defined as Net sales divided by the number of selling days. There were 64 selling days for both the three months ended June 30, 2025 and 2024. There were 127 and 128 selling days for the six months ended June 30, 2025 and 2024, respectively.

VERNON HILLS, Ill., August 6, 2025 - CDW Corporation (Nasdaq: CDW), a leading multi-brand provider of information technology solutions to business, government, education and healthcare customers in the United States, the United Kingdom and Canada, today announced second quarter 2025 results. CDW also announced the approval by its Board of Directors of a quarterly cash dividend of $0.625 per common share to be paid on September 10, 2025 to all stockholders of record as of the close of business on August 25, 2025.
"The team delivered strong performance as we helped customers navigate dynamic market conditions and accomplish mission critical outcomes across the full IT stack and lifecycle," said Christine A. Leahy, chair and chief executive officer, CDW. "This quarter's results highlight the combined power of our balanced portfolio of customer end-markets and broad product and solutions suite, supported by the investments we've made in our business combined with our customer centric strategy."
"Our ability to deliver complex infrastructure solutions, coupled with comprehensive client device refresh solutions, drove strong topline growth with consistent cash flow," said Albert J. Miralles, chief financial officer, CDW. "We continue to optimize cash flow generation through effective management of our working capital, enabling flexibility across our capital priorities - as shown by our commitment to returning cash to shareholders."
"In this complex environment, our value proposition is stronger than ever as customers turn to CDW as a trusted advisor with the breadth, depth, expertise and scale across the full technology stack and lifecycle. We continue to target exceeding US IT market growth by 200 to 300 basis points on a constant currency basis. To achieve this, we will maintain our laser focus on meeting the evolving needs of our more than 250,000 customers around the globe and remaining the partner of choice for more than 1,000 leading and emerging technology brands," concluded Leahy.

Second Quarter of 2025 Highlights:
Net sales in the second quarter of 2025 were $5,977 million, compared to $5,423 million in the second quarter of 2024, an increase of 10.2 percent. There were 64 selling days for both the three months ended June 30, 2025 and 2024. Net sales on a constant currency basis increased 9.8 percent in the second quarter of 2025 compared to the second quarter of 2024. The increase in Net sales was driven by the increased customer demand for notebooks/mobile devices, software, netcomm products and data storage and servers. While economic uncertainty continues to persist, certain end-markets experienced improved customer spending during the second quarter of 2025 compared to the second quarter of 2024. The second quarter of 2025 Net sales performance included:
•Corporate segment Net sales of $2,582 million, 17.6 percent higher than 2024.
•Small Business segment Net sales of $431 million, 12.6 percent higher than 2024.
•Public segment Net sales of $2,292 million, 2.2 percent higher than 2024. Public results were primarily driven by an increase in Net sales to Healthcare and Government customers of 24.1 percent and 2.7 percent, respectively, partially offset by a decrease in Net sales to Education customers of 10.9 percent.
•Net sales for CDW's UK and Canadian operations, combined as "Other" for financial reporting purposes, were $672 million, 11.6 percent higher than 2024.
Gross profit in the second quarter of 2025 was $1,241 million, compared to $1,183 million for the second quarter of 2024, representing an increase of 4.9 percent. Gross profit margin was 20.8 percent in the second quarter of 2025 compared to 21.8 percent in the second quarter of 2024. The decrease in Gross profit margin is attributed to decreased rate in certain hardware categories, primarily in data storage and servers and netcomm products and lower contribution from netted down revenue relative to the prior year.
Selling and administrative expenses were $821 million in the second quarter of 2025, compared to $750 million in the second quarter of 2024, representing an increase of 9.5 percent. The increase was primarily due to higher performance-based compensation, transformation and other related costs, workplace optimization costs and amortization expense on acquisition-related intangible assets.
Operating income was $420 million in the second quarter of 2025, compared to $433 million in the second quarter of 2024, representing a decrease of 3.0 percent. Non-GAAP operating income was $520 million in the second quarter of 2025, compared to $510 million in the second quarter of 2024, representing an increase of 1.8 percent. Operating income margin and Non-GAAP operating income margin were 7.0 percent and 8.7 percent, respectively, for the second quarter of 2025, compared to 8.0 percent and 9.4 percent, respectively, for the second quarter of 2024.
Interest expense, net includes interest expense and interest income. Interest expense, net was $57 million for the second quarter of 2025, compared to $52 million for the second quarter of 2024, representing an increase of 8.6 percent. The increase was primarily due to lower interest income earned on cash balances and a higher fixed interest rate on unsecured senior notes, partially offset by a lower variable interest rate on the senior unsecured term loan.
The effective income tax rate, expressed by calculating the income tax expense as a percentage of Income before income taxes, was 25.7 percent in the second quarter of 2025, compared to 26.0 percent in the second quarter of 2024, which resulted in income tax expense of $94 million and $99 million, respectively. The decrease in the effective income tax rate was primarily attributable to higher excess tax benefits on equity-based compensation.
Net income was $271 million in the second quarter of 2025, compared to $281 million in the second quarter of 2024, representing a decrease of 3.5 percent. Non-GAAP net income was $344 million in the second quarter of 2025, compared to $339 million in the second quarter of 2024, representing an increase of 1.4 percent.
Weighted-average diluted shares outstanding were 132 million for the second quarter of 2025, compared to 136 million for the second quarter of 2024. Net income per diluted share for the second quarter of 2025 was $2.05, compared to $2.07 for the second quarter of 2024, representing a decrease of 1.2 percent. Non-GAAP net income per diluted share for the second quarter of 2025 was $2.60, compared to $2.50 for the second quarter of 2024, representing an increase of 3.9 percent.
Forward-Looking Statements
This release contains "forward-looking statements" within the meaning of the federal securities laws. All statements other than statements of historical fact are forward-looking statements. These statements relate to analyses and other information, which are based on forecasts of future results or events and estimates of amounts not yet determinable. These statements also relate to our future prospects, growth, developments and business strategies. We claim the protection of The Private Securities Litigation Reform Act of 1995 for all forward-looking statements in this release.
These forward-looking statements are identified by the use of terms and phrases such as "anticipate," "assume," "believe," "estimate," "expect," "goal," "intend," "plan," "potential," "predict," "project," "target" and similar terms and phrases or future or conditional verbs such as "could," "may," "should," "will," and "would." However, these words are not the exclusive means of identifying such statements. Although we believe that our plans, intentions and other expectations reflected in or suggested by such forward-looking statements are reasonable, we cannot assure you that we will achieve those plans, intentions or expectations. All forward-looking statements are subject to risks and uncertainties that may cause actual results or events to differ materially from those that we expected.
Important factors that could cause actual results or events to differ materially from our expectations, or cautionary statements, are disclosed under the sections entitled "Risk Factors" and "Trends and Key Factors Affecting our Financial Performance" included in our Annual Report on Form 10-K for the year ended December 31, 2024 and from time to time in our subsequent Quarterly Reports on Form 10-Q and our other US Securities and Exchange Commission ("SEC") filings and public communications. These factors include, among others, inflationary pressures; level of interest rates; CDW's relationships with vendor partners, wholesale distributors and terms of their agreements; continued innovations in technology by CDW's vendor partners; the use or capabilities of artificial intelligence; substantial competition that could reduce CDW's market share; the continuing development, maintenance and operation of CDW's information technology systems; potential breaches of data security and failure to protect our information technology systems from cybersecurity threats; potential failures to provide high-quality services to CDW's customers; potential losses of any key personnel, significant increases in labor costs or ineffective workforce management; potential service failures or disruptions related to outsourcing arrangements with certain of CDW's business processes; potential adverse occurrences at one of CDW's primary facilities or third-party data centers, including as a result of climate change; increases in the cost of commercial delivery services or disruptions of those services; CDW's exposure to accounts receivable and inventory risks; future acquisitions or alliances; fluctuations in CDW's operating results; fluctuations in foreign currency; global and regional economic and political conditions, including the impact of pandemics and armed conflicts; decreases, delays or changes in spending on technology products and services, including impacts of adverse changes in government spending and funding policies and federal procurement policies; potential interruptions of the flow of products from suppliers including uncertainty over global trade policies and the financial impact of related tariffs; potential failures to comply with Public segment contracts or applicable laws and regulations; current and future legal proceedings, investigations and audits, including intellectual property infringement claims; changes in laws, including regulations or interpretations thereof, and including evolving laws and regulations and regulatory overhaul during any changes in federal administration, or the potential failure to meet stakeholder expectations on environmental sustainability and corporate responsibility matters; CDW's level of indebtedness; restrictions imposed by agreements relating to CDW's indebtedness on its operations and liquidity; failure to maintain the ratings assigned to CDW's debt securities by rating agencies; changes in, or the discontinuation of, CDW's share repurchase program or dividend payments; and other risk factors or uncertainties identified from time to time in CDW's filings with the SEC. All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by those cautionary statements as well as other cautionary statements that are made from time to time in our other SEC filings and public communications. You should evaluate all forward-looking statements made in this release in the context of these risks and uncertainties.
We caution you that the important factors referenced above may not reflect all of the factors that could cause actual results or events to differ from our expectations. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences or affect us or our operations in the way we expect. The forward-looking statements included in this release are made only as of the date hereof or, with respect to any documents incorporated by reference, available at the time such document was prepared or filed with the SEC. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.
Non-GAAP Financial Measures
Generally, a non-GAAP financial measure is a numerical measure of a company's performance or financial condition that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with US GAAP. Non-GAAP measures used by management may differ from similar measures used by other companies, even when similar terms are used to identify such measures.
Our non-GAAP performance measures include Non-GAAP operating income, Non-GAAP operating income margin, Non-GAAP net income, Non-GAAP net income per diluted share and Net sales on a constant currency basis, and our non-GAAP financial condition measures include Free cash flow and Adjusted free cash flow. These non-GAAP performance measures and non-GAAP financial condition measures are collectively referred to as "non-GAAP financial measures."
Non-GAAP operating income excludes, among other things, charges related to the amortization of acquisition-related intangible assets, equity-based compensation and the associated payroll taxes, acquisition and integration expenses, transformation initiatives and workplace optimization. Non-GAAP operating income margin is defined as Non-GAAP operating income as a percentage of Net sales. Non-GAAP net income and Non-GAAP net income per diluted share exclude, among other things, charges related to the amortization of acquisition-related intangible assets, equity-based compensation and the associated payroll taxes, acquisition and integration expenses, transformation initiatives, workplace optimization and their associated income tax effects. Net sales on a constant currency basis is defined as Net sales excluding the impact of foreign currency translation on Net sales. Free cash flow is defined as Net cash provided by operating activities less capital expenditures. Adjusted free cash flow is defined as Free cash flow adjusted to include certain cash flows from financing activities incurred in the normal course of operations or as capital expenditures.
We believe our non-GAAP performance measures provide analysts, investors and management with useful information regarding the underlying operating performance of our business, as they remove the impact of items that management believes are not reflective of underlying operating performance. Management uses these measures to evaluate period-over-period performance as management believes they provide a more comparable measure of the underlying business. We also present non-GAAP financial condition measures as we believe they provide analysts, investors and management with more information regarding our liquidity and capital resources. Certain non-GAAP financial measures are also used to determine certain components of performance-based compensation.
Our outlook includes non-GAAP financial measures because certain reconciling items are dependent on future events that either cannot be controlled, such as currency impacts or interest rates, or reliably predicted because they are not part of our underlying performance, such as refinancing activities or acquisition and integration expenses.
The financial statement tables that accompany this press release include a reconciliation of non-GAAP financial measures to the applicable most comparable US GAAP financial measures.
About CDW
CDW Corporation (Nasdaq: CDW) is a leading multi-brand provider of information technology solutions to business, government, education and healthcare customers in the United States, the United Kingdom and Canada. A Fortune 500 company and member of the S&P 500 Index, CDW helps its customers to navigate an increasingly complex IT market and maximize return on their technology investments. For more information about CDW, please visit www.CDW.com.
Webcast
CDW Corporation will hold a conference call today, August 6, 2025 at 7:30 a.m. CT/8:30 a.m. ET to discuss its second quarter financial results. The conference call, which will be broadcast live via the Internet, and a copy of this press release along with supplemental slides used during the call, can be accessed on CDW’s website at investor.cdw.com. For those unable to participate in the live call, a replay of the webcast will be available at investor.cdw.com approximately 90 minutes after the completion of the call and will be accessible on the site for approximately one year.

Investor Inquiries	Media Inquiries
Steven O’Brien	Sara Granack
Senior Vice President, Investor Relations	Vice President, Corporate Communications
(847) 968-0238	(847) 419-7411
investorrelations@cdw.com	mediarelations@cdw.com
CDWPR-FI

CDW CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars and shares in millions, except per share amounts)
(unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2025	2024	Percent Change	2025	2024	Percent Change
Net sales	$5,976.6	$5,423.4	10.2%	$11,175.7	$10,296.1	8.5%
Cost of sales	4,735.4	4,240.3	11.7	8,812.2	8,049.7	9.5
Gross profit	1,241.2	1,183.1	4.9	2,363.5	2,246.4	5.2

Selling and administrative expenses	821.0	750.0	9.5	1,581.9	1,485.3	6.5
Operating income	420.2	433.1	(3.0)	781.6	761.1	2.7

Interest expense, net	(56.8)	(52.3)	8.6	(113.9)	(103.6)	9.9
Other income (expense), net	1.5	(1.1)	nm*	1.2	(1.2)	*nm
Income before income taxes	364.9	379.7	(3.9)	668.9	656.3	1.9

Income tax expense	(93.7)	(98.6)	(5.0)	(172.8)	(159.1)	8.6

Net income	$271.2	$281.1	(3.5)%	$496.1	$497.2	(0.2)%

Net income per common share:
Basic	$2.06	$2.10	(1.7)%	$3.76	$3.70	1.4%
Diluted	$2.05	$2.07	(1.2)%	$3.73	$3.66	1.9%

Weighted-average common shares outstanding:
Basic	131.6	134.1		132.1	134.3
Diluted	132.4	135.6		132.9	135.8

*nm - Not meaningful

CDW CORPORATION AND SUBSIDIARIES
NET SALES DETAIL
(dollars in millions)
(unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2025	2024	Percent Change(i)	2025	2024	Percent Change(i)	Average Daily Sales Percent Change(i)
Corporate	$2,581.5	$2,195.2	17.6%	$4,817.5	$4,331.1	11.2%	12.1%

Small Business	431.3	382.9	12.6	835.9	763.8	9.4	10.3

Public:
Government	656.5	639.1	2.7	1,194.3	1,182.4	1.0	1.8
Education	906.7	1,017.4	(10.9)	1,559.1	1,614.2	(3.4)	(2.7)
Healthcare	728.5	586.8	24.1	1,416.4	1,171.4	20.9	21.9
Total Public	2,291.7	2,243.3	2.2	4,169.8	3,968.0	5.1	5.9

Other	672.1	602.0	11.6	1,352.5	1,233.2	9.7	10.5

Total Net sales	$5,976.6	$5,423.4	10.2%	$11,175.7	$10,296.1	8.5%	9.4%

(i)There were 64 selling days for both the three months ended June 30, 2025 and 2024. There were 127 and 128 selling days for the six months ended June 30, 2025 and 2024, respectively. Average Daily Sales is defined as Net sales divided by the number of selling days.

CDW CORPORATION AND SUBSIDIARIES
TIMING OF REVENUE RECOGNITION
(dollars in millions)
(unaudited)

	Three Months Ended June 30, 2025
	Corporate	Small Business	Public	Other	Total
Timing of Revenue Recognition
Transferred at a point in time where CDW is principal	$2,193.5	$378.1	$2,030.9	$560.1	$5,162.6
Transferred at a point in time where CDW is agent	204.6	36.5	124.8	42.5	408.4
Transferred over time where CDW is principal	183.4	16.7	136.0	69.5	405.6
Total Net sales	$2,581.5	$431.3	$2,291.7	$672.1	$5,976.6

	Three Months Ended June 30, 2024
	Corporate	Small Business	Public	Other	Total
Timing of Revenue Recognition
Transferred at a point in time where CDW is principal	$1,830.4	$337.2	$1,992.2	$512.0	$4,671.8
Transferred at a point in time where CDW is agent	193.2	34.2	134.5	30.8	392.7
Transferred over time where CDW is principal	171.6	11.5	116.6	59.2	358.9
Total Net sales	$2,195.2	$382.9	$2,243.3	$602.0	$5,423.4

	Six Months Ended June 30, 2025
	Corporate	Small Business	Public	Other	Total
Timing of Revenue Recognition
Transferred at a point in time where CDW is principal	$4,044.2	$732.9	$3,667.2	$1,134.7	$9,579.0
Transferred at a point in time where CDW is agent	417.4	71.5	246.1	83.6	818.6
Transferred over time where CDW is principal	355.9	31.5	256.5	134.2	778.1
Total Net sales	$4,817.5	$835.9	$4,169.8	$1,352.5	$11,175.7

	Six Months Ended June 30, 2024
	Corporate	Small Business	Public	Other	Total
Timing of Revenue Recognition
Transferred at a point in time where CDW is principal	$3,609.7	$668.9	$3,507.9	$1,054.1	$8,840.6
Transferred at a point in time where CDW is agent	388.0	73.3	242.7	62.0	766.0
Transferred over time where CDW is principal	333.4	21.6	217.4	117.1	689.5
Total Net sales	$4,331.1	$763.8	$3,968.0	$1,233.2	$10,296.1

CDW CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	June 30, 2025	December 31, 2024	June 30, 2024
Assets	(unaudited)		(unaudited)

Current assets:
Cash and cash equivalents	$481.0	$503.5	$665.3
Short-term investments	—	214.2	—
Accounts receivable, net of allowance for credit losses of $51.7, $43.3, and $32.6, respectively	5,626.9	5,135.8	4,718.8
Merchandise inventory	761.6	605.3	724.8
Miscellaneous receivables	559.0	509.9	545.3
Prepaid expenses and other	408.0	404.4	389.4
Total current assets	7,836.5	7,373.1	7,043.6

Operating lease right-of-use assets	110.4	120.2	130.9
Property and equipment, net	181.6	192.0	186.9
Goodwill	4,652.6	4,620.4	4,409.3
Other intangible assets, net	1,270.6	1,356.6	1,295.0
Accounts receivable and other assets, noncurrent	1,214.0	1,016.1	573.0
Total assets	$15,265.7	$14,678.4	$13,638.7

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable - trade	$3,799.5	$3,381.3	$3,118.6
Accounts payable - inventory financing	420.4	355.2	404.2
Current maturities of long-term debt	9.5	235.8	1,203.5
Contract liabilities	489.9	491.0	451.4
Accrued expenses and other current liabilities	1,086.4	1,011.1	1,030.4
Total current liabilities	5,805.7	5,474.4	6,208.1

Long-term liabilities:
Debt	5,623.2	5,607.0	4,424.8
Deferred income taxes	139.1	167.4	151.7
Operating lease liabilities	136.3	149.1	161.7
Accounts payable and other liabilities	1,094.2	927.8	517.5
Total long-term liabilities	6,992.8	6,851.3	5,255.7

Total stockholders’ equity	2,467.2	2,352.7	2,174.9
Total liabilities and stockholders’ equity	$15,265.7	$14,678.4	$13,638.7

CDW CORPORATION AND SUBSIDIARIES
DEBT AND WORKING CAPITAL INFORMATION
(dollars in millions)
(unaudited)

	June 30, 2025	December 31, 2024	June 30, 2024
Debt and Revolver Availability
Cash and cash equivalents	$481.0	$503.5	$665.3
Short-term investments	—	214.2	—
Total debt	5,632.7	5,842.8	5,628.3
Net debt(i)	5,151.7	5,125.1	4,963.0
Revolver availability	1,213.1	1,244.1	1,245.5
Cash plus revolver availability	1,694.1	1,747.6	1,910.8

Working Capital(ii)
Days of sales outstanding	80	84	72
Days of supply in inventory	13	13	13
Days of purchases outstanding	(77)	(79)	(68)
Cash conversion cycle	16	18	17

(i)Defined as Total debt minus Cash and cash equivalents and Short-term investments.
(ii)Based on a rolling three-month average.

CDW CORPORATION AND SUBSIDIARIES
CASH FLOW INFORMATION
(dollars in millions)
(unaudited)

	Six Months Ended June 30,
	2025	2024
Net cash provided by operating activities	$443.1	$589.9

Capital expenditures	(49.4)	(60.4)
Other cash flows provided by (used in) investing activities	204.0	(0.2)
Net cash provided by (used in) investing activities	154.6	(60.6)

Net change in accounts payable - inventory financing	65.2	(26.7)
Other cash flows (used in) financing activities	(714.4)	(422.9)
Net cash (used in) financing activities	(649.2)	(449.6)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	25.0	(3.1)
Net (decrease) increase in cash, cash equivalents and restricted cash	(26.5)	76.6
Cash, cash equivalents and restricted cash - beginning of period(i)	507.7	588.7
Cash, cash equivalents and restricted cash - end of period(i)	$481.2	$665.3

Supplementary disclosure of cash flow information:
Interest paid	$(120.4)	$(114.2)
Income taxes paid, net	$(163.3)	$(147.6)

(i)Restricted cash is presented within Prepaid expenses and other on the Consolidated Balance Sheets, as applicable.

CDW CORPORATION AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS

CDW has included reconciliations of Non-GAAP operating income, Non-GAAP operating income margin, Non-GAAP net income, Non-GAAP net income per diluted share and Net sales on a constant currency basis for the three and six months ended June 30, 2025 and 2024 below. In addition, a reconciliation of Free cash flow and Adjusted free cash flow is included for the six months ended June 30, 2025 and 2024.

CDW CORPORATION AND SUBSIDIARIES
NON-GAAP OPERATING INCOME AND NON-GAAP OPERATING INCOME MARGIN
(dollars in millions)
(unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
	2025	Percent of Net sales	2024	Percent of Net sales	2025	Percent of Net sales	2024	Percent of Net sales
Operating income, as reported	$420.2	7.0%	$433.1	8.0%	$781.6	7.0%	$761.1	7.4%
Amortization of intangibles(i)	42.4		37.8		85.2		75.5
Equity-based compensation	23.5		28.7		44.0		48.1
Transformation initiatives(ii)	17.4		8.7		31.1		14.8
Acquisition and integration expenses	2.0		0.9		4.9		1.6
Workplace optimization(iii)	12.7		—		12.8		7.3
Other adjustments	1.5		1.1		4.1		5.4
Non-GAAP operating income	$519.7	8.7%	$510.3	9.4%	$963.7	8.6%	$913.8	8.9%

(i)Includes amortization expense for acquisition-related intangible assets, primarily customer relationships, customer contracts and trade names.
(ii)Includes costs related to strategic transformation initiatives focused on optimizing various operations and systems.
(iii)Includes costs related to workforce reductions and charges related to the reduction of our real estate lease portfolio.

CDW CORPORATION AND SUBSIDIARIES
NON-GAAP NET INCOME
AND NON-GAAP NET INCOME PER DILUTED SHARE
(dollars and shares in millions, except per share amounts)
(unaudited)

	Three Months Ended June 30,
	2025				2024
	Income before Income Taxes	Income Tax Expense(i)	Net Income	Effective Tax Rate	Income before Income Taxes	Income Tax Expense(i)	Net Income	Effective Tax Rate
US GAAP, as reported	$364.9	$(93.7)	$271.2	25.7%	$379.7	$(98.6)	$281.1	26.0%
Amortization of intangibles(ii)	42.4	(11.1)	31.3		37.8	(9.8)	28.0
Equity-based compensation	23.5	(7.1)	16.4		28.7	(7.0)	21.7
Transformation initiatives(iii)	17.4	(4.5)	12.9		8.7	(2.3)	6.4
Acquisition and integration expenses	2.0	(0.5)	1.5		0.9	(0.2)	0.7
Workplace optimization(iv)	12.7	(3.3)	9.4		—	—	—
Other adjustments	1.5	(0.5)	1.0		1.1	(0.2)	0.9
Non-GAAP	$464.4	$(120.7)	$343.7	26.0%	$456.9	$(118.1)	$338.8	25.8%

Net income per diluted share			$2.05				$2.07
Non-GAAP net income per diluted share			$2.60				$2.50
Shares used in computing US GAAP and Non-GAAP net income per diluted share			132.4				135.6

(i)Income tax on non-GAAP adjustments includes excess tax benefits associated with equity-based compensation.
(ii)Includes amortization expense for acquisition-related intangible assets, primarily customer relationships, customer contracts and trade names.
(iii)Includes costs related to strategic transformation initiatives focused on optimizing various operations and systems.
(iv)Includes costs related to workforce reductions and charges related to the reduction of our real estate lease portfolio.

CDW CORPORATION AND SUBSIDIARIES
NON-GAAP NET INCOME
AND NON-GAAP NET INCOME PER DILUTED SHARE
(dollars and shares in millions, except per share amounts)
(unaudited)

	Six Months Ended June 30,
	2025				2024
	Income before Income Taxes	Income Tax Expense(i)	Net Income	Effective Tax Rate	Income before Income Taxes	Income Tax Expense(i)	Net Income	Effective Tax Rate
US GAAP, as reported	$668.9	$(172.8)	$496.1	25.8%	$656.3	$(159.1)	$497.2	24.2%
Amortization of intangibles(ii)	85.2	(22.2)	63.0		75.5	(19.6)	55.9
Equity-based compensation	44.0	(12.0)	32.0		48.1	(23.1)	25.0
Transformation initiatives(iii)	31.1	(8.1)	23.0		14.8	(3.9)	10.9
Acquisition and integration expenses	4.9	(1.3)	3.6		1.6	(0.4)	1.2
Workplace optimization(iv)	12.8	(3.3)	9.5		7.3	(1.9)	5.4
Other adjustments	4.1	(1.1)	3.0		5.4	(1.4)	4.0
Non-GAAP	$851.0	$(220.8)	$630.2	25.9%	$809.0	$(209.4)	$599.6	25.9%

Net income per diluted share, as reported			$3.73				$3.66
Non-GAAP net income per diluted share			$4.74				$4.41
Shares used in computing US GAAP and Non-GAAP net income per diluted share			132.9				135.8

(i)Income tax on non-GAAP adjustments includes excess tax benefits associated with equity-based compensation.
(ii)Includes amortization expense for acquisition-related intangible assets, primarily customer relationships, customer contracts and trade names.
(iii)Includes costs related to strategic transformation initiatives focused on optimizing various operations and systems.
(iv)Includes costs related to workforce reductions and charges related to the reduction of our real estate lease portfolio.

CDW CORPORATION AND SUBSIDIARIES
NET SALES ON A CONSTANT CURRENCY BASIS
(dollars in millions)
(unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2025	2024	Percent Change(i)	2025	2024	Percent Change(i)	Average Daily Sales Percent Change(i)
Net sales, as reported	$5,976.6	$5,423.4	10.2%	$11,175.7	$10,296.1	8.5%	9.4%
Foreign currency translation(ii)	—	20.1		—	4.9
Net sales, on a constant currency basis	$5,976.6	$5,443.5	9.8%	$11,175.7	$10,301.0	8.5%	9.3%

(i)There were 64 selling days for both the three months ended June 30, 2025 and 2024. There were 127 and 128 selling days for the six months ended June 30, 2025 and 2024, respectively. Average Daily Sales is defined as Net sales divided by the number of selling days.

(ii)Represents the effect of translating the prior year results of CDW UK and CDW Canada at the average exchange rates applicable in the current year.

CDW CORPORATION AND SUBSIDIARIES
FREE CASH FLOW AND ADJUSTED FREE CASH FLOW
(dollars in millions)
(unaudited)

	Six Months Ended June 30,
	2025	2024
Net cash provided by operating activities	$443.1	$589.9
Capital expenditures	(49.4)	(60.4)
Free cash flow	393.7	529.5
Net change in accounts payable - inventory financing	65.2	(26.7)
Adjusted free cash flow(i)	$458.9	$502.8

(i)Defined as Net cash provided by operating activities less Capital expenditures, adjusted to include cash flows from financing activities that relate to the purchase of inventory.